       COVER
     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD
BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES
LAWS OF ANY SUCH STATE.

As filed with the Securities and Exchange Commission on July 29, 1994

                               Registration No. 33-


                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                               FORM S-3
                        REGISTRATION STATEMENT
                                 Under
                      THE SECURITIES ACT OF 1933

                           LEGG MASON, INC.
        (Exact name of registrant as specified in its charter)

            Maryland                         52-1200960
(State or other jurisdiction of             (I.R.S. Employer
incorporation or organization)               Identification No.)


                       111 South Calvert Street
                      Baltimore, Maryland  21202
                            (410) 539-0000
          (Address, including zip code, and telephone number,
   including area code, of registrant's principal executive offices)


                          THEODORE S. KAPLAN
                         Senior Vice President
                          and General Counsel
                           Legg Mason, Inc.
                       111 South Calvert Street
                      Baltimore, Maryland  21202
                            (410) 539-4073
       (Name, address, including zip code, and telephone number,
              including area code, of agent for service)

           Approximate date of commencement of proposed sale to the public:
     From time to time after the effective date of this Registration Statement.

           If the only securities being registered on this Form
are being offered pursuant to dividend or interest reinvestment
plans, please check the following box.  [   ]

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X ]

                    CALCULATION OF REGISTRATION FEE

  Title of                     Proposed      Proposed
 each class                     maximum       maximum
of securities  Amount to be    offering     aggregate           Amount of
   to be        registered       price    offering price*   registration fee*
 registered                    per unit*
Common Stock,
par value
$.10 per share  399,991 shs.     $19.63      $7,851,823            $2,708

*Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low prices reported by the New York Stock Exchange, Inc. for July 25, 1994.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         SUBJECT TO COMPLETION
              PRELIMINARY PROSPECTUS DATED JULY 29, 1994


PROSPECTUS


                            399,991 Shares

                           LEGG MASON, INC.

                             Common Stock

                           ($.10 Par Value)



     This Prospectus relates to 399,991 shares of Common Stock, $.10 par value per share (the "Common Stock"), of Legg Mason, Inc. (the "Company") which may be offered for sale by the Selling Stockholders named herein. The sales of shares of Common Stock hereunder will be for the account of the Selling Stockholders, and the Company will not receive any proceeds from such sales.

     The shares offered hereby may be sold by the Selling Stockholders from time to time on the New York Stock Exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders. The Selling Stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"), and any commissions received by them and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. See "Selling Stockholders" and "Plan of Distribution."

     The Company has agreed to pay certain costs and expenses incurred in connection with the registration of the shares of Common Stock offered hereby, except that the Selling Stockholders shall pay the fees of their own counsel and shall be responsible for certain other expenses. See "Selling Stockholders."

     On July 28, 1994, the reported last sale price of the Common
Stock on the New York Stock Exchange was $19.625 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




            The date of this Prospectus is August __, 1994.

                      AVAILABLE INFORMATION

           The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed with the Commission can be inspected and copied during normal business hours at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials can also be inspected at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

           The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto), pursuant to the Securities Act, and the rules and regulations promulgated thereunder, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

           No dealer, salesman or any other person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholders or any underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered shares of Common Stock to which it relates, or an offer to any person in any jurisdiction where such an offer would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof, or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date hereof.

                  DOCUMENTS INCORPORATED BY REFERENCE

           The following documents heretofore filed by the Company under the Exchange Act (File No. 1-8529) with the Commission are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1994 and (2) the description of the Company's Common Stock contained in Amendment on Form 8 filed July 17, 1991 amending the Company's Registration Statement on Form 8-A.

           All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

           The Company will provide, without charge, to each person to whom this Prospectus has been delivered a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to Legg Mason, Inc., 111 South Calvert Street, Baltimore, Maryland 21202, Attention: Charles A. Bacigalupo, Secretary, telephone number (410) 539-0000.

                              THE COMPANY

           The Company is a holding company which, through its subsidiaries, is engaged in securities brokerage and trading, investment management of Company-sponsored mutual funds and individual and institutional accounts, investment banking for corporations and municipalities, sale of insurance products and limited partnership investments, commercial mortgage banking and provision of other financial services. The Company's broker-dealer subsidiaries are Legg Mason Wood Walker, Incorporated ("Legg Mason Wood Walker") and Howard, Weil, Labouisse, Friedrichs Incorporated ("Howard Weil"), each of which is a regional broker-dealer and investment banking firm serving individual, institutional, corporate and municipal clients. Legg Mason Wood Walker operates primarily in the Mid-Atlantic and Mid-South regions of the United States, and Howard Weil operates primarily in the Mid-South region. The Company's other subsidiaries include Legg Mason Fund Adviser, Inc., which serves as investment adviser to or manager of Company-sponsored mutual funds with aggregate assets of approximately $3.7 billion as of March 31, 1994; Western Asset Management Company, which specializes in the management of fixed income assets for institutional accounts and had approximately $10.5 billion under management as of that date (not including assets in Company-sponsored mutual funds for which it serves as investment adviser); Legg Mason Capital Management, Inc., which serves as investment adviser to individual and institutional accounts with assets under management of approximately $615 million as of that date; Gray, Seifert & Co., Inc., which serves as investment adviser to wealthy individual, family group, endowment and foundation accounts with assets of approximately $670 million as of that date; The Fairfield Group, Inc., which serves as investment adviser to mutual funds (with assets of approximately $560 million as of that date) structured to meet the investment needs of banks and bank trust departments; and Latimer & Buck, Inc. and Dorman & Wilson, Inc., which are primarily engaged in commercial mortgage banking and commercial loan servicing, with a total commercial loan servicing portfolio of approximately $12.0 billion as of that date.

           Through Legg Mason Wood Walker and its predecessors, the Company has been engaged in the securities business since 1899. At March 31, 1994, the Company had approximately 2,650 full-time employees, including 890 full-time investment brokers. The Company has 88 brokerage offices in 21 states, the District of Columbia, and Paris, France. Securities transactions for individual investors, a majority of whom are located in the Mid-Atlantic region of the United States, were the source of approximately 50% of the Company's total revenues in fiscal 1994.

           The executive offices of the Company are located at 111 South Calvert Street, Baltimore, Maryland 21202, and its telephone number is (410) 539-0000. Unless the context otherwise requires, all references to the "Company" herein include Legg Mason, Inc. and its predecessors and subsidiaries.



                         SELLING STOCKHOLDERS

           The following table sets forth the names of the Selling Stockholders and the number of shares of Common Stock owned by each of them and offered hereunder. Except for the shares listed below, none of the Selling Stockholders is presently the beneficial owner of any shares of Common Stock.

                                              Number of Shares
SPI Corporation                                         99,914
Miles P.H. Seifert                                      84,684
Edward W.T. Gray, III                                   75,611
Lawrence A. Bishop                                      54,008
Richard T. Arkwright                                    43,206
Jeffrey P. Seifert                                       5,400
Timothy B. Seifert                                       5,400
Christopher H. Seifert                                   5,400
Taylor Gray                                              5,400
Peter G. Gray                                            5,400
Carolyn B. Gray                                          5,400
Robert Bishop                                            2,700
Jill Ann Arkwright                                       2,700

Jan Arkwright Cuomo                                      2,700
Marie Fiore                                              1,755
Anne Selkovits                                             108
John Nevin, Jr.                                             27
Amy LaGuardia                                              178
   Total                                               399,991


    The 399,991 shares of Common Stock to which this Prospectus relates were acquired by the Selling Stockholders from the Company in connection with the Company's acquisition in April, 1994 of GSH & Co., Inc. ("GSH"), the parent of Gray, Seifert & Co., Inc. ("GSC"), an investment advisory firm located in New
York, New York.   Pursuant to the acquisition agreement, certain
shares included in the above table (Mr. Gray--3,780 shares; Mr. Seifert--4,234 shares; Mr. Bishop--2,700 shares; and Mr. Arkwright--2,160 shares) are being held in escrow until approximately one year after the closing date of the acquisition to secure a contingent obligation to indemnify the Company in certain events under the terms of the acquisition agreement. Messrs. Seifert, Gray, Arkwright and Bishop serve as the Chairman of the Board, President, Executive Vice President and Executive Vice President, respectively, of GSH and GSC.

    The Company and the Selling Stockholders have agreed that the Company will pay the costs and expenses incurred in connection with the registration of the Common Stock and this offering, except that the Selling Stockholders shall pay the fees of their own counsel and shall be responsible for all selling commissions and all transfer taxes and related charges in connection with the offer and sale of such shares. In addition, the Company has agreed to indemnify the Selling Stockholders against liability arising from actual or alleged misstatements in the Registration Statement of which this Prospectus forms a part (other than liabilities arising from information supplied by a Selling Stockholder in connection with the Registration Statement), and the Selling Stockholders have agreed to indemnify the Company against liability arising from actual or alleged misstatements or omissions in the Registration Statement as the result of misstatements or omissions in the information supplied by the Selling Stockholders in connection with the Registration Statement.


                         PLAN OF DISTRIBUTION

    The sale of all or a portion of the shares of Common Stock offered hereby by the Selling Stockholders may be effected from time to time on the New York Stock Exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders. The Selling Stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. See "Selling Stockholders."

    Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering or a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each such broker-dealer; (b) the number of shares involved; (c) the price at which such shares were sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealer, where applicable; (e) that such broker-dealer did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented; and (f) other facts material to the transaction.


                                EXPERTS

    The consolidated statements of financial condition as of March 31, 1994 and 1993 and the consolidated statements of earnings, cash flows, and stockholders' equity for each of the three years in the period ended March 31, 1994, and the consolidated financial statement schedules listed in Item 14(a)(1) and (2) of the 1994 Form 10-K incorporated by reference in this Prospectus from the 1994 Form 10-K, have been incorporated herein in reliance on the reports of Coopers & Lybrand, independent accountants, given on the authority of that firm as experts in accounting and auditing.


                             LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby have been passed upon for the Company by Theodore S. Kaplan, Esq., the Company's General Counsel.

                               PART II.

                INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.   Other Expenses of Issuance and Distribution.

    The following table sets forth the expenses estimated to be borne by the Company in connection with the offering described in this Registration Statement. All such expenses other than the Securities and Exchange Commission registration fee are estimates:

  Securities and Exchange Commission
   registration fee........................... $2,708
  Accounting fees and expenses................  1,500
  Printing and/or reproduction................    500
  Miscellaneous expenses......................    292

                    Total..................... $5,000

    The Selling Stockholders will pay the fees and expenses of their own counsel in connection with the offering described in this Registration Statement.


Item 15.   Indemnification of Directors and Officers

    The Registrant's By-laws provide for indemnification of any person who is serving or has served as a director or officer of the Registrant, against all liabilities and expenses incurred in connection with any action, suit or proceeding arising out of such service to the full extent permitted under Maryland law.
    Section 2-418 of the Maryland General Corporation Law establishes provisions whereby a Maryland corporation may indemnify any director or officer made a party to an action or proceeding by reason of service in that capacity, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with such action or proceeding unless it is proved that the director or officer (i) acted in bad faith or with active and deliberate dishonesty, (ii) actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, had reasonable cause to believe that his act was unlawful. However, if the proceeding is a derivative suit in favor of the corporation, indemnification may not be made if the individual is adjudged to be liable to the corporation. In no case may indemnification be made until a determination has been reached that the director or officer has met the applicable standard of conduct. Indemnification for reasonable expenses is mandatory if the director or officer has been successful on the merits or otherwise in the defense of any action or proceeding covered by the indemnification statute. The statute also provides for indemnification of directors and officers by court order. The indemnification provided or authorized in the indemnification statute does not preclude a corporation from extending other rights (indemnification or otherwise) to directors and officers.

    The Registrant's officers and directors are insured against certain liabilities under a policy maintained by the Registrant with aggregate coverage of $10,000,000.

Item 16.       Exhibits

Exhibit
Number                Description
5            -        Opinion of Theodore S. Kaplan, Esq., Senior
                      Vice President and General Counsel of the
                      Registrant.

23(a)        -        Consent of Coopers & Lybrand.

  (b)        -        Consent of Theodore S. Kaplan, Esq.
                      (included in Exhibit 5).

24           -        Powers of Attorney of certain directors of
                      registrant (included on signature pages
                      hereto).

Item 17.    Undertakings

(a)  The undersigned Registrant hereby undertakes:
     (1) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under the first two paragraphs of Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on the 28th day of July, 1994.

                                LEGG MASON, INC.



                                By:/s/ Raymond A. Mason
                                   Raymond A. Mason
                                   President and Chief Executive
                                   Officer


                           POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each director whose signature appears below constitutes and appoints Raymond A. Mason, John F. Curley, Jr. and Charles A. Bacigalupo, and each of them acting singly, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them acting singly, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                            Title                               Date


/s/ Raymond A. Mason       President and Chief Executive Officer, July 28, 1994
Raymond A. Mason           Director (Principal Executive Officer)



/s/ F. Barry Bilson        Vice President - Finance               July 28, 1994
F. Barry Bilson            (Principal Financial Officer)



/s/ Eileen M. O'Rourke     Controller                             July 28, 1994
Eileen M. O'Rourke         (Principal Accounting Officer)



[SIGNATURES CONTINUED]


[SIGNATURES CONTINUED]


/s/ Harold L. Adams        Director                               July 28, 1994
Harold L. Adams



/s/ Charles A. Bacigalupo  Director                               July 28, 1994
Charles A. Bacigalupo


/s/ Kenneth S. Battye      Director                               July 28, 1994
Kenneth S. Battye



/s/ James W. Brinkley      Director                               July 28, 1994
James W. Brinkley



/s/ Edmund J. Cashman, Jr. Director                               July 28, 1994
Edmund J. Cashman, Jr.



/s/ John F. Curley, Jr.    Director                               July 28, 1994
John F. Curley, Jr.



/s/ Harry M. Ford, Jr.     Director                               July 28, 1994
Harry M. Ford, Jr.



/s/ Richard J. Himelfarb   Director                               July 28, 1994
Richard J. Himelfarb



/s/ John E. Koerner, III   Director                               July 28, 1994
John E. Koerner, III



/s/ John B. Levert, Jr.    Director                               July 28, 1994
John B. Levert, Jr.



[SIGNATURES CONTINUED]

[SIGNATURES CONTINUED]



                           Director
W. Curtis Livingston



/s/ Edward I. O'Brien      Director                               July 28, 1994
Edward I. O'Brien


                           Director
Peter F. O'Malley



/s/ Nicholas J. St. George Director                               July 28, 1994
Nicholas J. St. George



/s/ Roger W. Schipke       Director                               July 28, 1994
Roger W. Schipke



/s/ James E. Ukrop         Director                               July 28, 1994
James E. Ukrop

       INDEX
                             EXHIBIT INDEX



Exhibit
Number                                Description


 5             -          Opinion of Theodore S. Kaplan, Esq.,
                          General Counsel of the Registrant.

23(a)          -          Consent of Coopers & Lybrand.

  (b)          -          Consent of Theodore S. Kaplan, Esq.
                          (included in Exhibit 5).

24             -          Powers of Attorney of certain directors
                          of registrant (included on signature
                          pages hereto).